EXIBIT 2




                        CONFIDENTIAL TREATMENT REQUESTED





                             Dated November 9, 1998





                              ELAN CORPORATION, plc

                                       AND

                       LIGAND PHARMACEUTICALS INCORPORATED





                    DEVELOPMENT, LICENCE AND SUPPLY AGREEMENT









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                                    CONTENTS

                                                                            Page

CLAUSE 1 - PRELIMINARY.........................................................3

CLAUSE 2 - THE LICENCE.........................................................8

CLAUSE 3 - INTELLECTUAL PROPERTY..............................................10

CLAUSE 4 - LIGAND COMPETING PRODUCTS..........................................15

CLAUSE 5 - DEVELOPMENT OF THE PRODUCT.........................................15

CLAUSE 6 - PROJECT TEAM AND PROJECT MANAGEMENT................................17

CLAUSE 7 - REGISTRATION OF THE PRODUCT........................................18

CLAUSE 8 - MARKETING AND PROMOTION OF THE PRODUCT.............................19

CLAUSE 9 - SUPPLY OF THE  PRODUCT.............................................20

CLAUSE 10 - FINANCIAL PROVISIONS..............................................25

CLAUSE 11 - PAYMENTS, REPORTS AND AUDITS......................................27

CLAUSE 12 - DURATION AND TERMINATION..........................................29

CLAUSE 13 - CONSEQUENCES OF TERMINATION.......................................30

CLAUSE 14 - WARRANTY AND INDEMNITY............................................31

CLAUSE 15 - ADVERSE EVENTS AND PRODUCT RECALL.................................34

CLAUSE 16 - MISCELLANEOUS PROVISIONS..........................................35



SCHEDULE 1                 ELAN PATENT RIGHTS

SCHEDULE 2                 SPECIFICATIONS

SCHEDULE 3                 ELAN CLINICAL TRIALS



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THIS AGREEMENT is made on November 9, 1998.

BETWEEN:

(1) ELAN CORPORATION, PLC, a company incorporated in Ireland having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("ELAN") and

(2) LIGAND PHARMACEUTICALS INCORPORATED, a company organized under the laws of Delaware, with offices at 10275 Science Center Drive, San Diego, California 92121, United States of America ("LIGAND").

RECITALS:

A. ELAN is beneficially entitled to the use of various patents, including the ELAN PATENTS, which have been granted or are pending under the International Convention in relation to the development and production of drug specific dosage forms for pharmaceutical products and processes.

B. ELAN is knowledgeable in the development of drug specific dosage forms and has developed a unique range of delivery systems designed to provide newer and better formulations of medicaments.

C. LIGAND is desirous of entering into a licensing agreement with ELAN by virtue of which it will be free to have manufactured in accordance with the terms of this Agreement and to market the PRODUCT in the TERRITORY without infringing any of the ELAN INTELLECTUAL PROPERTY rights held by ELAN.

D. ELAN is prepared to licence the ELAN PATENTS in the TERRITORY to LIGAND and ELAN is prepared to supply the PRODUCT to LIGAND.

E. ELAN and LIGAND are desirous of entering into an agreement to give effect to the arrangements described at Recitals C and D.

NOW IT IS HEREBY AGREED AS FOLLOWS:

                             CLAUSE 1 - PRELIMINARY

Definitions:  In this Agreement unless the context otherwise requires:

     1.1.1 AFFILIATE shall mean any corporation or entity controlling or controlled or under common control with ELAN or LIGAND, as the case may be. For the purposes of this Agreement, "control" shall mean the direct or indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.



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

     1.1.2 cGCP, cGMP, cGLP shall mean respectively current Good Clinical Practice, as defined in the Good Clinical Practice Guideline as published in 62 Federal Register 90 (May 9, 1997), and current Good Manufacturing Practice and current Good Laboratory Practice as defined in the FFDCA.

     1.1.3 CFR shall mean the US Code of Federal Regulations 21, as amended from time to time.

     1.1.4 CLOSING PRICE shall mean, with respect to the Common Stock of LIGAND on any trading day, the last reported per share sales price on [**********] as reported by the NASDAQ National Market or, if the Common Stock is listed on a United States securities exchange, the closing per share sales price, regular way, on [**********] on the principal United States securities exchange on which the Common Stock is traded, or if no such sale takes place on [**********], the average of the closing bid and asked prices on [**********].

     1.1.5 CMC SECTION shall mean the chemistry, manufacturing, and controls section of the NDA in the USA as defined in CFR Section 314.50 (1), as may be amended from time to time, and/or its equivalent in foreign NDAs.

     1.1.6 COMPOUND shall mean the active drug substance morphine and its salts.

     1.1.7 CONVERTIBLE NOTE shall mean the Zero Coupon Convertible Senior Note due 2008 of November 9 executed by Ligand Pharmaceuticals Incorporated and issued pursuant to the PURCHASE AGREEMENT.

     1.1.8 DMF shall mean Drug Master File, as defined in the CFR Section
          314.420 and/or its equivalent in the other countries of the TERRITORY.

     1.1.9 EFFECTIVE DATE shall mean September 30, 1998.

     1.1.10 ELAN shall mean Elan Corporation, plc and any of its AFFILIATES.

     1.1.11 ELAN IMPROVEMENTS shall mean any improvement or enhancement to the ELAN PATENTS that is created, conceived or invented during the INITIAL PERIOD which ELAN is free to license and which are not subject to contractual obligations with any third party,.

     1.1.12 ELAN INTELLECTUAL PROPERTY shall mean the ELAN PATENTS and/or the ELAN KNOW-HOW and shall include the improvements made by LIGAND as referred to in Clause 3.1.3 to the extent such improvements relate to the PRODUCT.

     1.1.13 ELAN KNOW-HOW shall mean all knowledge, information, trade secrets, data and expertise relating to the PRODUCT and which is not generally known to the public, owned or licensed by ELAN as of the EFFECTIVE DATE, or developed by ELAN whether before or during the INITIAL PERIOD relating to the



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

          PRODUCT, and which ELAN is free to license and which is not subject to contractual obligations with any third party, whether or not covered by any patent, copyright, design patent, trademark, trade secret or other industrial or any intellectual property rights.

          In the event that ELAN acquires or merges with a third party entity, ELAN KNOW-HOW shall not include any know-how to the extent that such know-how relates to a product containing the COMPOUND which has been approved for marketing or is in development by the said third party entity. For the avoidance of doubt, the occurrence of any such acquisition or merger shall not affect the licence of the ELAN KNOW-HOW granted to LIGAND hereunder.

          For the avoidance of doubt, ELAN KNOW-HOW shall exclude any know-how owned, licenced or controlled by [**********] (collectively, the "EXCLUDED KNOW-HOW").

          For the avoidance of doubt, ELAN KNOW-HOW shall include any know-how relating to the PRODUCT owned, licenced or controlled by [**********], if any.

     1.1.14 ELAN PATENTS shall mean all patents and patent applications listed in Schedule 1. ELAN PATENTS shall also include all continuations, continuations-in-part, divisionals, ELAN IMPROVEMENTS, and any patents issuing thereon, and re-issues or re-examinations of such patents and extensions of any patents licenced hereunder. Extensions of patents shall include extensions under the U.S. Patent Term Restoration Act.

          For the avoidance of doubt, ELAN PATENTS shall exclude any patents owned, licenced or controlled by [**********] (the "EXCLUDED PATENTS").

          For the avoidance of doubt, ELAN PATENTS shall include any patents relating to the PRODUCT owned, licenced or controlled by [**********], if any.

          In the event that ELAN acquires or merges with a third party entity, ELAN PATENTS shall not include any patent rights of such third party entity to the extent that such patent rights relate to a product containing the COMPOUND which has been approved for marketing or is in development by the said third party entity. For the avoidance of doubt, the occurrence of any such acquisition or merger shall not affect the licence of the ELAN PATENTS granted to LIGAND hereunder.

     1.1.15 ELAN TRADEMARK shall mean the trademark, Morphelan(TM).

     1.1.16 ENFORCEMENT PROCEEDINGS shall mean the proceedings referred to in Clause 3.3.2.

     1.1.17 EU shall mean the Member States of the European Union, as same may change from time to time in terms of Member States.



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     1.1.18 EX WORKS shall have the meaning as such term is defined in the ICC
          Incoterms, 1990, International Rules for the Interpretation of Trade Terms, ICC Publication No. 460.

     1.1.19 FDA shall mean the United States Food and Drug Administration or any other successor agency whose approval is necessary to market the PRODUCT in the United States of America and/or its foreign equivalents in any other country of the TERRITORY.

     1.1.20 FFDCA shall mean the US Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, as may be amended from time to time.

     1.1.21 FINANCE AGREEMENTS means the PURCHASE AGREEMENT and CONVERTIBLE NOTE entered into between Elan International Services, Ltd., Elan Corporation, plc and Ligand Pharmaceuticals Incorporated.

     1.1.22 FULLY ALLOCATED COST shall mean, with respect to a party, the fully allocated cost which is the sum total of all production related costs for the PRODUCT including direct labour, direct materials and supplies, variable labour, reasonable overhead and allocable administration, quality control, quality assurance and other costs; such costs to be calculated in accordance with a [**********].

     1.1.23 INITIAL PERIOD shall mean the initial period of this Agreement, as more fully described in Clause 12.1.

     1.1.24 IN MARKET shall mean the sale of the PRODUCT by LIGAND or by a distributor of LIGAND to an unaffiliated third party including but not limited to a wholesaler, chain store, managed care organisation, hospital, pharmacy or governmental agency.

     1.1.25 LAUNCH STOCKS shall mean the quantities of stocks of the PRODUCT required by LIGAND in relation to the launch of the PRODUCT following NDA APPROVAL in each country of the TERRITORY, as more fully described in Clause 9.6.

     1.1.26 LIGAND shall mean Ligand Pharmaceuticals Incorporated and any of its AFFILIATES.

     1.1.27 NDA shall mean the New Drug Application or any other application for regulatory approval which ELAN intends to file and any supplements or amendments thereto which LIGAND may file, for the PRODUCT in the United States of America and its foreign equivalent in Canada.

     1.1.28 NDA APPROVAL shall mean the final approval to market the PRODUCT in the United States of America and/or its foreign equivalent in Canada and in the case



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          of Clause 2.2. its foreign equivalent in the applicable Member States of the EU (excluding Ireland and the United Kingdom).

     1.1.29 NSP shall, subject to the provisions of Clause 10.3.7, mean in the case of PRODUCT sold by LIGAND or by a distributor of LIGAND, that sum determined by [**********] by LIGAND in accordance with LIGAND's standard accounting principles, expenses incurred by LIGAND under Clause 3.2.2 if, as a result thereof, a patent is granted to ELAN and a maximum deduction of [**********] to cover the following:-

          (a) customs duties or other taxes (excluding income or corporation tax), directly related to the sale of the PRODUCT which are paid by LIGAND;

          (b) a discount from the gross sales proceeds to cover such normal costs as are incurred by LIGAND in respect of transport, shipping insurance, returns, rebates, allowances for bad debt actually taken, and discounts directly related to the sale of the PRODUCT.

     1.1.30 PRODUCT shall mean the [**********] of the once-daily oral dosage microparticulate formulation being developed and manufactured by ELAN containing the COMPOUND as its primary active ingredient.

     1.1.31 PROJECT TEAM shall mean the group to be established pursuant to Clause 6.

     1.1.32 PURCHASE AGREEMENT shall mean the Securities Purchase Agreement, dated as of November 6, 1998 by and among Elan Corporation plc, Elan International Services, Ltd. and Ligand Pharmaceuticals Incorporated.

     1.1.33 SPECIFICATIONS shall mean the specifications for the PRODUCT set by the parties for the NDA, as well as such other specifications such as additional specifications for the PRODUCT as may be agreed by the parties in writing.

     1.1.34 TECHNOLOGICAL COMPETITOR shall mean [**********].

     1.1.35 TERRITORY shall mean the United States of America and its territories and Canada.

     1.1.36 $ shall mean United States Dollars.

     1.1.37 US or USA shall mean the United States of America.

Interpretation:   In this Agreement:

     1.2.1 the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa.



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     1.2.2 any reference to a Clause or Schedule, unless otherwise specifically provided, shall be respectively to a Clause or Schedule of this Agreement.

     1.2.3 the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

                             CLAUSE 2 - THE LICENCE

2.1      Licence to LIGAND:

     2.1.1 Subject to the terms of this Agreement, ELAN hereby grants to LIGAND and LIGAND hereby accepts for the INITIAL PERIOD an exclusive licence (even as to ELAN) of the ELAN INTELLECTUAL PROPERTY to import, use, offer for sale and sell the PRODUCT in the TERRITORY; provided that LIGAND shall grant back to ELAN a non exclusive royalty-free license to make, use and co-promote the PRODUCT in the TERRITORY so as to enable ELAN to perform its obligations pursuant to this Agreement, to enable ELAN to exercise its rights as set forth in Clause 2.2.1, and for the avoidance of doubt to conduct further research, development and manufacturing within the TERRITORY with regard to ELAN's commercialisation of the PRODUCT outside the TERRITORY.

     2.1.2 [**********] shall [**********]; provided, however, LIGAND can appoint distributors or wholesalers for the PRODUCT in any country of the TERRITORY to perform those activities which are within customary boundaries of pharmaceutical product distribution for the sole purpose of delivering the PRODUCT to retailers for final commercial sale to patients without such prior consent.

     2.1.3 ELAN covenants that neither ELAN nor any of its AFFILIATES will prosecute any suit against LIGAND regarding any EXCLUDED KNOW-HOW and EXCLUDED PATENTS by reason of LIGAND exercising its rights under this Agreement. ELAN further covenants that after the EFFECTIVE DATE it will not incorporate any know-how or patented technology of any third party into the PRODUCT without the ability to licence such know-how or patented technology without LIGAND's written permission.

2.2      Co-Promotion of the PRODUCT:

         ELAN

     2.2.1 For the period from the EFFECTIVE DATE up until [**********] in each country of the TERRITORY, ELAN shall have [**********] to co-promote the PRODUCT in such country of the TERRITORY for [**********] on other terms to be agreed in good faith between the parties and having regard to standard industry practices in such country of the TERRITORY.

         LIGAND



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

     2.2.2 For the period from the EFFECTIVE DATE up until [**********] in each Member State of the EU (excluding Ireland and the United Kingdom), whether on an individual approval basis or through the European decentralised procedure, LIGAND shall have a [**********] to co-promote the PRODUCT in such Member State of the EU for [**********] on other terms to be agreed in good faith between the parties (including supply provisions) and having regard to standard industry practices in such Member State of the EU; provided that LIGAND has an established sales force in [**********] in such Member State.

2.3      Exercise of Co-Promotion Option

     2.3.1 To exercise the option granted to ELAN in Clause 2.2.1, ELAN shall deliver written notice of exercise to LIGAND prior to the end of such option period described in Clause 2.2.1. Thereafter, the parties shall diligently attempt to reach an agreement of the terms and conditions governing the co-promotion of the PRODUCT for [**********] in the TERRITORY. If the parties are unable to reach in good faith such an agreement within [*****] of the receipt of such notice, either party may seek arbitration pursuant to Clause 2.3.3.

     2.3.2 To exercise the option granted to LIGAND in Clause 2.2.2, LIGAND shall deliver written notice of exercise to ELAN prior to the end of such option period described in Clause 2.2.2, specifying which Member State or Member States in the EU LIGAND intends to co-promote the PRODUCT. Thereafter, the parties shall diligently attempt to reach an agreement of the terms and conditions governing the co-promotion of the PRODUCT for [**********] in such Member State or Member States, as the case may be. If the parties are unable to reach in good faith such an agreement within [*****] of the receipt of such notice, either party may seek arbitration pursuant to Clause 2.3.3.

     2.3.3 In the event that the parties are unable to agree upon the terms for co-promotion of the PRODUCT by either party as set out at Clauses
          2.2.1. and 2.2.2. above, the parties shall appoint an arbitrator who is technically knowledgeable in the pharmaceutical industry to choose either ELAN's last proposed terms or LIGAND's last proposed terms for the co-promotion on the basis of which terms he determines to be closer to standard industry practice in the relevant country or Member State, as the case may be. LIGAND and ELAN each shall be responsible for [**********] of the total costs of arbitration incurred in connection with this Clause 2.





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                        CLAUSE 3 - INTELLECTUAL PROPERTY

3.1 Ownership of ELAN INTELLECTUAL PROPERTY:

     3.1.1 ELAN shall remain the sole owner of the ELAN INTELLECTUAL PROPERTY.

     3.1.2 ELAN shall be entitled to use the ELAN INTELLECTUAL PROPERTY, and all technical, clinical and other data, generated by ELAN and/or by LIGAND pursuant to this Agreement in connection with:

          (a) ELAN's commercial arrangements otherwise than in relation to the PRODUCT; and

          (b) ELAN's promotion of the PRODUCT for [**********] only in the event that ELAN exercises the option set out in Clause 2.2.1.; and

          (c) the commercialization of the PRODUCT in any countries outside of the TERRITORY or those which cease to be part of the TERRITORY; and in the TERRITORY following termination of this Agreement; and

     3.1.3 In consideration for the licences granted by ELAN pursuant to this Agreement, any improvements relating to the ELAN INTELLECTUAL PROPERTY, including improvements relating to the formulation, process or manufacturing of the PRODUCT, made solely by LIGAND, its officers, servants, agents, and pursuant to the conduct of clinical trials conducted by or on behalf of LIGAND, its officers, servants, agents, during the INITIAL PERIOD shall be assigned by LIGAND to ELAN and shall form part of the ELAN INTELLECTUAL PROPERTY licenced to LIGAND pursuant to Clause 2.1.

3.2      Filing and maintenance of patents:

     3.2.1 ELAN will be entitled but not obliged, at its own expense, to file and prosecute ELAN PATENTS; to determine the patent filing strategy in relation to same at its sole discretion and upon grant of any letters patent of the ELAN PATENTS, to maintain such letters patent in force.

     3.2.2 Should ELAN elect not to file or not to continue the maintenance or prosecution of any case under the ELAN PATENTS in the TERRITORY, it shall at LIGAND's request and at LIGAND's expense and within the rules and regulations of the appropriate patent issuing office attempt to secure a proprietary position for LIGAND provided, however, that ELAN shall not be obliged to perform such acts in any country of the TERRITORY at LIGAND's request where to do so would violate any law (statutory or judge-made) or regulations in such country. Any such patent applications shall be made in the name of ELAN and ownership of such patent applications or patents, if granted, shall remain with ELAN and will become part of the ELAN PATENTS for the purpose of this Agreement.



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3.3      Enforcement

     3.3.1 LIGAND and ELAN shall promptly inform the other in writing of any alleged infringement or unauthorised use of which it shall become aware by a third party of any intellectual property within the ELAN INTELLECTUAL PROPERTY and provide such other with any available evidence of infringement or unauthorized use.

     3.3.2 ELAN, at its option, shall be entitled to institute enforcement proceedings ("ENFORCEMENT PROCEEDINGS") in respect of any infringement or unauthorised use of the ELAN INTELLECTUAL PROPERTY. LIGAND agrees to provide all reasonable co-operation and assistance to ELAN in relation to any such ENFORCEMENT PROCEEDINGS (and agrees to be named as a party if legally required) at ELAN's expense. Any reasonable fees and costs borne by LIGAND shall be reimbursed by ELAN. ELAN shall be entitled to deduct its reasonable expenses in relation to such ENFORCEMENT PROCEEDINGS (including reasonable attorney's fees and expenses) from any recovery [**********]. ELAN and LIGAND each recognise that it is in both parties interest to enforce ELAN INTELLECTUAL PROPERTY to the full amount provided by law, and neither party shall, except as required by law, knowingly make any admission to jeopardise, compromise or otherwise limit the scope of such ELAN INTELLECTUAL PROPERTY.

     3.3.3 In the event that ELAN does not want to institute, or to continue already instituted, ENFORCEMENT PROCEEDINGS, then LIGAND, using attorneys of LIGAND's choosing reasonably acceptable to ELAN, can enforce such rights at its own expense. In such event, LIGAND must keep ELAN fully and timely informed of the action so as to enable ELAN to provide input which LIGAND shall reasonably consider. LIGAND [**********] relating to the invalidity, unenforceability or non-infringement of the ELAN INTELLECTUAL PROPERTY without ELAN's prior written consent. ELAN agrees to provide all reasonable co-operation and assistance to LIGAND in relation to any such ENFORCEMENT PROCEEDINGS at LIGAND's expense and agrees to be named as a party in any ENFORCEMENT PROCEEDINGS. Any reasonable fees and costs borne by ELAN shall be reimbursed by LIGAND. In the event that LIGAND enforces ELAN INTELLECTUAL PROPERTY in accordance with this paragraph, LIGAND shall be entitled to deduct its reasonable expenses in relation to such ENFORCEMENT PROCEEDINGS (including reasonable attorney's fees and expenses and reimbursements to ELAN) from any recovery [**********].

3.4      Defence

     3.4.1 In the event that a claim or proceeding is brought against LIGAND or ELAN by a third party alleging that the sale, manufacture, offer for sale or use of the PRODUCT infringes the patent rights of such a third party in the TERRITORY, LIGAND shall promptly advise ELAN of such claim or proceeding and the party



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          against whom the claim or proceeding is brought and the other party shall meet to discuss in what manner such claim or proceeding should be defended. Such discussion shall include, among other things, responsibility of defense, financial undertaking, cessation of the sale of the PRODUCT and modification of the PRODUCT to avoid unauthorised use.

     3.4.2 In the circumstance where (i) LIGAND or ELAN, or both LIGAND and ELAN, are sued for infringement of a patent and ELAN is in breach of its representation and warranty under Clause 14.13 and (ii) no agreement is made by ELAN and LIGAND under Clause 3.4.1 concerning a defense, then LIGAND shall defend such action at its expense. ELAN shall reasonably cooperate with LIGAND in such defense and shall bear its own expenses (including reasonable attorney fees) to the extent it participates in the action. LIGAND shall be responsible for [**********], except that neither party shall be liable for [**********] against the other for [**********] (or, in the U.S., as otherwise provided in [**********]) or for any [**********] (or, in the U.S., as otherwise provided in [**********]) to the third party against the other arising from [**********]. LIGAND must keep ELAN fully and timely informed of the action, including any offers of settlement made to or by LIGAND, so as to enable ELAN to provide input which LIGAND shall reasonably consider. LIGAND shall have the right to settle any claim against LIGAND based on such patent without ELAN's approval [**********]. LIGAND shall have [**********]. If ELAN [**********] of a settlement, then ELAN [**********] of such action [**********] as and from such date, in which case LIGAND [**********] of any award of [**********] (including the legal costs incurred by LIGAND up to the date of ELAN [**********] of the action) and shall have no obligation to contribute to [**********] (or, in the U.S., as otherwise provided in [**********]) or for [**********] (or, in the U.S., as otherwise provided in [**********]) arising from [**********]. In the case in which ELAN [**********] of an action, LIGAND's contribution to an award of [**********] ELAN shall be [********************] ELAN and (ii) [**********] LIGAND, [**********]
          by [**********] LIGAND; provided however, that in the event that such sum paid by LIGAND to [**********] LIGAND [**********] shall be [**********] LIGAND to ELAN. In no event, shall ELAN be obliged to make any payment to LIGAND arising from any award [**********] ELAN where ELAN has [**********] of an action pursuant to this Clause 3.4.2.

     3.4.3. In the circumstance where (i) LIGAND or ELAN, or both LIGAND and ELAN, are sued for infringement of a patent and [**********] of its [**********] and (ii) no agreement is made by ELAN and LIGAND under Clause 3.4.1 concerning a defense, then LIGAND shall defend such action at its expense including the reasonable expenses of ELAN (not including ELAN's attorney fees) incurred in cooperating with LIGAND in such defense. LIGAND shall be obligated to pay [**********] to the third party except that LIGAND shall not be obligated to pay [**********] (or, in the U.S., as otherwise provided in [**********]) or for [**********] (or, in the U.S., as otherwise provided in [**********]) to the



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

          third party against ELAN arising from [**********]. LIGAND must keep ELAN fully and timely informed of the action, including offers of settlement made to or by LIGAND, so as to enable ELAN to provide input which LIGAND shall reasonably consider. LIGAND shall have the right to settle any claim against LIGAND based on such patent without ELAN's approval. LIGAND shall have no right to settle a claim against ELAN without ELAN's written approval. If ELAN [**********] of a settlement, then ELAN shall [**********] of such action [**********] as and from such date, in which case [**********] to (i) [**********] by LIGAND up to the date of ELAN [**********] of the action, and (ii) [**********] and LIGAND shall have no obligation to contribute to any [**********] (or, in the U.S., as otherwise provided in [**********]) or for [**********] (or, in the U.S., as otherwise provided in [**********]) arising from [**********] by ELAN.

     3.4.4 In the situation where (i) LIGAND settles an action against LIGAND and ceases distribution of the PRODUCT and (ii) ELAN [**********] of any claim against ELAN under either Clause 3.4.2 or Clause 3.4.3 and, if applicable, ELAN is selling the PRODUCT on its own behalf or through a distributor in accordance with Clause 2.2.1, then LIGAND shall have [**********] to an award of damages against ELAN for the manufacture, use or sale of the PRODUCT which is referable to the period after LIGAND and/or its distributor ceases distribution of the PRODUCT.

     3.4.5 ELAN shall have no liability to LIGAND whatsoever or howsoever arising for any losses incurred by LIGAND as a result of having to cease selling the PRODUCT or having to defer the launch of selling the PRODUCT, whether as a result of a court order or otherwise

3.5      Trademarks

     3.5.1 LIGAND shall be entitled to market the PRODUCT in the TERRITORY under the ELAN TRADEMARK.

     3.5.2 ELAN hereby grants to LIGAND a non-exclusive royalty free license in the TERRITORY for the INITIAL PERIOD (and thereafter for as long as LIGAND continues to import, make or have made, use, offer for sale or sell the PRODUCT in the TERRITORY in accordance with the provisions of Clause 12.2) to use the ELAN TRADEMARK solely for the purposes of exercising its rights and performing its obligations under this Agreement and the following provisions shall apply as regards the use of the ELAN TRADEMARK by LIGAND:

          (1) LIGAND shall ensure that each reference to and use of the ELAN TRADEMARK by LIGAND is in a manner from time to time approved by ELAN and accompanied by an acknowledgement, in a form approved by ELAN, that the same is a trademark (or registered trademark) of ELAN.

          (2) LIGAND shall not use the ELAN TRADEMARK in any way which might materially prejudice its distinctiveness or validity or the goodwill of ELAN therein.

          (3) LIGAND shall not use in relation to the PRODUCT any trademarks other than the ELAN TRADEMARK without obtaining the prior consent in writing of ELAN, which consent may not be unreasonably withheld, and except that LIGAND shall have the right to employ in connection with the PRODUCT, the trademark "LIGAND" and the tradename "Ligand Pharmaceuticals Incorporated" and such other trademarks and tradenames as required by law.

          (4) LIGAND shall not use in the TERRITORY any trademarks or trade names so resembling the ELAN TRADEMARK as to be likely to cause confusion or deception.

          (5) LIGAND shall promptly notify ELAN in writing of any alleged infringement of which it becomes aware by a third party of the ELAN TRADEMARK and provide ELAN with any applicable evidence of infringement.

     3.5.3 ELAN shall, at its expense, file and prosecute applications to register and maintain registrations of the TRADEMARK in the TERRITORY.

     3.5.4 ELAN will be entitled to conduct all enforcement proceedings relating to the ELAN TRADEMARK and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the ELAN TRADEMARK or passing-off or any other claim or counter-claim brought or threatened in respect of the use or registration of the ELAN TRADEMARK. Any such proceedings shall be conducted at ELAN's expense and for its own benefit.

          In the event that ELAN fails to take action in respect of any infringement or alleged infringement of the ELAN TRADEMARK or passing-off or any other claim or counter-claim brought or threatened in respect of the use or registration of the ELAN TRADEMARK, LIGAND may require ELAN defend such action, at LIGAND's expense, when there is evidence of actual mistake, confusion, or deception. LIGAND may request ELAN to take action in respect of acts it deems likely to cause mistake, confusion or deception at LIGAND's expense. If ELAN denies LIGAND's request, LIGAND can request an independent attorney skilled in trademark law to render an opinion, at LIGAND's expense, with respect to whether such acts are likely to cause mistake, confusion or deception and if such attorney opines that such acts constitute an infringement then ELAN shall take such action at LIGAND's expense; provided however that such independent attorney shall not be retained by either party in any such subsequent action. Any amount remaining after the deduction of any reasonable expenses (including reasonable attorney fees and expenses) shall be distributed [**********] among the parties in which LIGAND shall receive [**********] and ELAN shall receive [**********].

     3.5.5 Except as provided in this Clause 3.5, LIGAND will have no ownership rights in respect of the ELAN TRADEMARK or any trade names or trademarks used by ELAN in relation to the PRODUCT or of the goodwill associated therewith, and LIGAND hereby acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and will remain, vested in ELAN.

          LIGAND shall not, at any time during or after the INITIAL PERIOD, challenge or assist others to challenge the ELAN TRADEMARK, or the registration thereof or attempt to register any trademarks, marks, or trade names confusingly similar to the ELAN TRADEMARK.

                      CLAUSE 4 - LIGAND COMPETING PRODUCTS

4.1 LIGAND undertakes [**********] in the TERRITORY during the INITIAL PERIOD and for [**********] thereafter.

                      CLAUSE 5 - DEVELOPMENT OF THE PRODUCT

5.1 ELAN shall diligently apply its technical skill and expertise, including the ELAN PATENTS and ELAN KNOW-HOW, in the development of the PRODUCT on behalf of LIGAND. However, it is acknowledged that pharmaceutical research and development incorporates inherent risk in terms of outcomes and, save for acts of negligence or omission by ELAN, ELAN shall have no liability to LIGAND as a result of any failure or delay of the PRODUCT to obtain the NDA APPROVAL in one or more of the other countries of the TERRITORY.

5.2 ELAN and LIGAND hereby confirm that each shall undertake its respective part of the development of the PRODUCT as a collaborative effort and that the provisions of this Agreement requires that each party diligently carries out those tasks assigned to it. Each party shall co-operate with the other in good faith particularly with respect to unknown problems or contingencies and shall perform its obligations in good faith and in a commercially reasonable, diligent and workmanlike manner.

5.3 In the event that LIGAND wishes to have more than [**********] developed pursuant to this Agreement, the parties shall negotiate in good faith as to the additional costs to be paid to ELAN for such development. The parties agree that ELAN's charges to LIGAND for any such work shall be as set out in Clause 10.2 of the Agreement.

5.4 ELAN shall be responsible, [**********], for the completion of the clinical studies for the PRODUCT listed in Schedule 3 which are currently in progress. LIGAND shall be responsible for the cost of all development work and/or clinical trials on the PRODUCT in relation to the NDA APPROVAL and commercialisation of the PRODUCT in the TERRITORY in addition to such ongoing clinical trials but shall have no obligation to perform such development, work and/or clinical trials. [**********]. In the event that LIGAND decides not to incur any [**********] or [**********] on the PRODUCT , the provisions of Clause 7.4 shall be applicable. In relation to the conduct of all clinical studies other than those listed in Schedule 3, ELAN shall be entitled to charge LIGAND for all research, development and manufacturing work conducted by ELAN, including the oversight of the conduct of such clinical studies by one or more third parties, on the basis set forth in Clause 10.2.

5.5 For the [**********] following submission of the NDA in the USA, LIGAND shall commit to undertake additional clinical expenditure, including [**********] (including FULLY ALLOCATED COST of LIGAND and the sums paid by LIGAND to ELAN as referred to in Clause 5.4 above). The objective of the programme so conducted shall be to [**********]. LIGAND agrees to carry out and complete the clinical efficacy programme to a standard and timeframe that LIGAND would otherwise find acceptable for one of its major branded products. LIGAND shall keep ELAN informed as to the [**********]. LIGAND undertakes that it shall carry out all [**********] to prevailing cGCP and cGLP and most specifically in accordance with FDA standards and guidelines. In the event that LIGAND does not expend [**********] during the [**********] following submission of the NDA in the USA, then, unless otherwise agreed in writing between the parties, LIGAND shall pay any shortfall between the [**********] and the actual sum expended by LIGAND to ELAN, provided however, in the event the FDA notifies ELAN of its refusal to grant the NDA submitted by ELAN and LIGAND, after discussion with ELAN, determines that it is not commercially viable for LIGAND to incur any additional development expenses as provided in Clause 5.4, LIGAND shall have no further obligation to expend or remit sums under this Clause 5.5. In such event, ELAN shall have the right to terminate this Agreement. Thereafter, ELAN shall be entitled to research, develop and commercialise the PRODUCT in the TERRITORY. In the event of such termination, all monies paid to ELAN by LIGAND pursuant to this Agreement shall not be recoverable by LIGAND.

5.6 During the development of the PRODUCT, the parties shall review and agree on interim specifications for the PRODUCT and shall also agree on the final SPECIFICATIONS following the filing of the NDA in the United States of America, which shall at that time be attached to this Agreement as Schedule
     2. The SPECIFICATIONS may thereafter be amended as agreed by the parties or as may otherwise be requested or mandated by the regulatory authorities in the TERRITORY, most specifically the FDA.

5.7 For the avoidance of doubt, the parties hereby confirm that the primary objective of the development work on the PRODUCT is to generate data required for inclusion in the NDA and secure NDA APPROVAL for the PRODUCT in the United States of America. As of the date of this Agreement, it is the parties' expectation that the body of data so generated in the development of the PRODUCT will also be used to support such applications for regulatory approval that LIGAND shall make in the other countries of the TERRITORY.

5.8 In the event however that such expectation proves unfounded or incorrect and further data is required to obtain such other NDA APPROVAL as are pursued by LIGAND in the other countries of the TERRITORY, LIGAND shall determine the viability of proceeding further with the regulatory application and generation of the further data requirements. In the event that LIGAND elects to continue, the parties shall agree on the programme of work to be undertaken to generate such additional data and the apportioning of tasks and costs therefor. LIGAND shall reimburse ELAN for all such additional work which it requires ELAN to carry out in accordance with ELAN's charges as set out in Clause 10.2 of the Agreement.

                 CLAUSE 6 - PROJECT TEAM AND PROJECT MANAGEMENT

6.1 It is recognised by the parties that a significant commitment of resources shall be required from each party to accomplish successful NDA APPROVAL in the TERRITORY and launch of the PRODUCT, particularly in the co-ordination of logistics, finalisation of various specifications, preparation and agreement of clinical study designs and protocols (other than in relation to the clinical trials listed in Schedule 3), methodologies transfer, supply and packaging configurations, shipping and handling procedures etc. and for this purpose, the parties will establish a PROJECT TEAM.

6.2 The PROJECT TEAM shall consist of a chief representative from each party together with such additional business and development personnel from each party who are appropriately skilled and knowledgeable in relation to the development of the PRODUCT and who are deemed necessary to accomplish such work. The PROJECT TEAM shall have an equal number of members from each of the parties.

6.3 Unless otherwise agreed by the parties, the PROJECT TEAM shall meet at least once each calendar quarter, such meetings to continue until the time of launch or such later time as may be agreed. The PROJECT TEAM shall meet alternately at the Georgia offices of ELAN and the San Diego offices of LIGAND or as otherwise agreed by the parties. Meetings shall be co-chaired by the chief representatives of the parties. At and between meetings of the PROJECT TEAM, each party shall keep the other fully and regularly informed as to its progress with its respective obligations.

6.4 In the event of a dispute amongst the PROJECT TEAM which cannot be resolved by consensus, such dispute shall be resolved by a management committee which shall have an equal number of members from each of the parties. In the event that the dispute cannot be resolved by the management committee, the dispute shall be referred to the Vice President, Marketing of LIGAND and the Vice President, Commercial Development, Elan Pharmaceutical Technologies, a division of ELAN, who shall discuss the matter and attempt to reach an amicable solution. In the event that the foregoing officers cannot resolve the dispute amicably, the said officers shall refer the dispute to the Chairmen of LIGAND and ELAN who shall discuss the matter and attempt to reach an amicable solution. The provisions of this Clause 6.4. shall be without prejudice to the parties' other rights and remedies.

                     CLAUSE 7 - REGISTRATION OF THE PRODUCT

7.1 ELAN shall be responsible for the compilation, preparation, submission and prosecution to approval of the NDA for the PRODUCT in each country of the TERRITORY. ELAN will use its reasonable efforts in prosecuting the NDA to approval. ELAN shall thereafter maintain at its own cost the NDA and the NDA APPROVAL in each country of the TERRITORY for the INITIAL PERIOD. The NDAs shall remain the property of ELAN, provided that ELAN shall allow LIGAND access thereto to enable LIGAND to fulfill its obligations and exercise its rights hereunder, including the confidential portions of the CMC SECTION relating to the formulation and manufacturing processes.

7.2 At meetings of the PROJECT TEAM, ELAN shall consult with LIGAND on the preparation of the NDA. Notwithstanding the foregoing, ELAN shall at its sole discretion decide on the ultimate content of the NDA. ELAN shall notify LIGAND of the NDA APPROVAL in each country of the TERRITORY.

7.3 ELAN shall bear the costs and expenses of filing the NDA with the FDA in the USA provided that such costs as of the date of submission and filing of the NDA are consistent with the filing charges prevailing as of the date of this Agreement. All costs associated with maintaining the NDA APPROVAL (other than maintaining the manufacturer's licence, the costs of which shall be borne by ELAN) in each country of the TERRITORY including any post approval studies required by the FDA in respect of the PRODUCT shall be paid by ELAN. LIGAND may elect to conduct [**********] in conjunction with ELAN whether or not [**********] are mandated by the FDA provided that LIGAND shall bear [**********] in relation to commercialisation of the PRODUCT in the TERRITORY. Such costs incurred by LIGAND shall be deemed [**********] under Clause 5.5 of this Agreement.

7.4 If any information or clinical data are requested by the FDA in addition to the data generated from the clinical trials specified in Schedule 3 in order to obtain NDA APPROVAL in any country of the TERRITORY, LIGAND, at its option and at its own cost, may undertake to supply said information or data. If LIGAND so requests, ELAN will assist LIGAND, at LIGAND's expense, in the collection of said information or data. [**********], if incurred by LIGAND, will be deemed [**********] under Clause 5.5 of this Agreement. In the event that LIGAND decides not to generate any additional information or clinical data which is requested by the FDA to obtain NDA APPROVAL in any country of the TERRITORY, then, ELAN shall have the right to terminate the license granted to LIGAND pursuant to Clause 2.1. for any such country or countries of the TERRITORY. Thereafter, ELAN shall be entitled to research, develop and commercialise the PRODUCT in such country or countries of the TERRITORY. In the event of such termination, all monies paid to ELAN by LIGAND pursuant to this Agreement shall not be recoverable by LIGAND.

7.5 ELAN shall at its option file DMF(s) for the PRODUCT in its own name and shall be responsible for all interaction with FDA, and where applicable other REGULATORY AUTHORITIES, concerning the DMF.

7.6 ELAN [**********] LIGAND, its agents and employees [**********] to which LIGAND, its agents and employees [**********] in connection with [**********] or failure to [**********].

7.7 It is hereby acknowledged that there are inherent uncertainties involved in the development and registration of pharmaceutical products with the FDA insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement. Therefore, save for using its reasonable efforts, neither party shall have any liability to the other solely as a result of any failure of the PRODUCT to successfully achieve the interim specifications or to achieve the NDA APPROVAL by the FDA.

7.8 LIGAND shall not conduct any technical analysis, study or test on the formulations of the PRODUCT without the prior agreement of ELAN, save for the routine quality tests required to verify conformance with the SPECIFICATIONS.

               CLAUSE 8 - MARKETING AND PROMOTION OF THE PRODUCT

8.1 LIGAND shall control and be responsible for the content and format of the promotional campaign to be submitted to the FDA; provided that ELAN has the opportunity to review and provide input into such promotional campaign. LIGAND shall use reasonable endeavours to obtain approval by the FDA of the promotional campaign for the PRODUCT.

8.2 Within [**********] after the filing of the NDA in each country of the TERRITORY, LIGAND and ELAN shall agree upon appropriate due diligence obligations on LIGAND for marketing the PRODUCT, including the promotional support budget and minimum sales figures for the [**********] following commercial launch of the PRODUCT in each country of the TERRITORY, having regard to standard industry practises. In the event that the parties are unable to agree upon such due diligence obligations for the PRODUCT within the time period as set out above, the parties shall appoint an arbitrator who is technically knowledgeable in the pharmaceutical industry to choose either ELAN's proposed terms or LIGAND's proposed terms on the basis of which terms he determines to be closer to standard industry practice in the relevant country of the Territory. LIGAND and ELAN each shall be responsible for [**********] of the costs of arbitration incurred in connection with this Clause 8.2.

8.3 LIGAND shall diligently pursue the commercialisation of the PRODUCT and shall use all [******] efforts to market and promote the PRODUCT throughout the TERRITORY and in doing so, shall use the same level of effort as with other similar products of similar sales potential which it markets. LIGAND covenants that it shall not use the PRODUCT as a "loss leader" in its marketing programs and shall at all times use its reasonable efforts in marketing the PRODUCT.

8.4 LIGAND shall submit to ELAN for ELAN's information, copies of all promotional and other printed materials which LIGAND proposes at any time to use in relation to the sale of the PRODUCT provided always that the provisions of this Clause 8.4 shall be without prejudice to the obligations and responsibilities of LIGAND under Clauses 8.1 and 14.9 and LIGAND shall indemnify and hold harmless ELAN from and against all claims, damages, losses, liabilities and expenses to which ELAN may become liable arising out of LIGAND's bad faith, gross negligence or intentional misconduct in connection with the activities described in this Clause 8.

8.5 To the extent permitted by law, such materials shall include due acknowledgement that the PRODUCT is developed and manufactured by ELAN.

8.6 LIGAND shall effect the first full scale national commercial launch of the PRODUCT in the each country of the TERRITORY within [**********] of the NDA APPROVAL in such country, provided that LIGAND shall have received the agreed quantities of LAUNCH STOCKS ordered pursuant to firm purchase orders at least [**********] in advance of the launch date. ELAN shall not unreasonably withhold its agreement to a request by LIGAND for an extension of the said [**********] period if there are legitimate commercial reasons for such an extension.

8.7 The parties shall meet to discuss the sales performance of the PRODUCT on a quarterly basis for the first year following the initial launch of the PRODUCT, on a semi-annual basis for the second and third years and on an annual basis thereafter. At such meetings, LIGAND shall report on the ongoing marketing and sales strategy related to the PRODUCT in the TERRITORY, including marketing approaches educational campaigns, promotional and advertising materials and campaigns, sales plans and results, performance against competitors, its objectives for the PRODUCT and its plans for the next year of the Agreement.

8.8 LIGAND shall mark or have marked all patent number(s) of the ELAN PATENTS on all PRODUCT or otherwise communicate to the trade the existence of the ELAN PATENTS in the countries of the TERRITORY in such a manner as to give constructive or actual notice of infringement under applicable laws.

                        CLAUSE 9 - SUPPLY OF THE PRODUCT

9.1 Save as otherwise provided in this Agreement, ELAN shall produce and supply to LIGAND its entire requirements of the PRODUCT. ELAN shall be the sole and exclusive supplier of the PRODUCT to LIGAND in the TERRITORY and LIGAND will purchase the PRODUCT exclusively from ELAN in the TERRITORY.

9.2 As a consequence of the restrictions currently imposed upon the importation, use and distribution of the COMPOUND in and into the countries of the TERRITORY, the parties acknowledge the requirement to order the appropriate quantity of COMPOUND in sufficient time to enable the supplier of the COMPOUND to obtain the appropriate aggregate quota from the Drug Enforcement Agency in the U.S.A. or its successor agency,, and its equivalent in Canada (where applicable). In this regard, the parties shall negotiate and agree upon a binding forecast for the supply of COMPOUND for the applicable calendar year (or part thereof) including the quantity of COMPOUND which is necessary for the manufacture of the LAUNCH STOCKS. In the event that LIGAND does not order sufficient PRODUCT to utilise the quantity of COMPOUND, LIGAND shall reimburse ELAN for the cost of the unutilised COMPOUND.

9.3 The PRODUCT to be supplied to LIGAND by ELAN shall be in [******************] complying with the SPECIFICATIONS. ELAN shall deliver the PRODUCT to LIGAND and/or any party designated by LIGAND in proper packaging so as to permit safe storage and transport. ELAN shall bear all the costs of labeling the PRODUCT so as to appropriately display the LIGAND name provided that LIGAND supplies all the appropriate graphics, designs, logos and related and appropriate artwork.

9.4 As a consequence of the restrictions currently imposed upon the importation, use and distribution of COMPOUND into the countries of the TERRITORY, the parties currently envisage that the PRODUCT shall be manufactured by ELAN or a nominated sub-contractor in the USA for supply in the USA and Canada. In the event that the relevant authorities in Canada prohibit the importation of the PRODUCT from the USA, the parties shall review alternative arrangements which can be put in place having regard to such expenditure as is justified and the commercial opportunities available in the country or countries concerned. In the event that ELAN appoints a third party manufacturer, such appointment shall be subject to the secrecy provisions of Clause 16.1 and ELAN shall be solely responsible and liable to LIGAND for the performance of the said manufacturer. ELAN shall ensure that the said manufacturer's facility is approved by and complies in all material respects with the requirements of the FDA of the country where the PRODUCT is manufactured and sold and that LIGAND has the customary rights of audit and inspection of such third party manufacturer.

9.5 Within [**********] following the signing hereof, LIGAND shall provide ELAN with a forecast of LIGAND requirements for the PRODUCT for the 18 month period following the first anticipated NDA APPROVAL in the TERRITORY. The said forecast will be updated quarterly until the first NDA APPROVAL in the TERRITORY. Except as otherwise provided herein (and specifically except as set out in Clause 9.2. regarding ordering of the COMPOUND), all forecasts made hereunder shall be made to assist ELAN in planning its production and LIGAND in planning marketing and sales. Such forecasts shall not be binding purchase orders, shall not be the basis for a binding commitment under Clause 9.2 and shall be without prejudice to LIGAND's subsequent firm purchase orders for the PRODUCT in accordance with the terms of this Agreement.

9.6 In advance of the first NDA APPROVAL in the TERRITORY and in advance of NDA APPROVAL in the USA where such approval is not the first NDA APPROVAL in the TERRITORY, the parties shall discuss and agree upon the manufacture and purchase of specific quantities of LAUNCH STOCKS; however, for the avoidance of doubt, the parties hereby confirm that ELAN's manufacturing obligations shall only arise on receipt of firm purchase orders.

9.7 ELAN shall deliver the PRODUCT to LIGAND within [**********] of the receipt of a firm purchase order therefor ([**********] in the case of LAUNCH STOCKS). In any event and notwithstanding any firm purchase orders for LAUNCH STOCKS which LIGAND has already placed with ELAN, ELAN will notify LIGAND within 5 working days of ELAN's receipt of an approval letter, or a pre-approval letter in respect of a NDA from FDA. LIGAND shall within [*****] of such notification place a firm purchase order with ELAN for LAUNCH STOCKS, unless such a purchase order has already been submitted to ELAN prior to that date. In addition, LIGAND will use its reasonable efforts to provide forecasts for deliveries in addition to the LAUNCH STOCKS for the balance of the year in which the NDA APPROVAL is obtained.

9.8 Within [**********] after the first NDA APPROVAL in the TERRITORY and on or before the 23rd day of each calendar month thereafter, LIGAND shall provide a rolling 18 month-forecast for the period beginning on the first day of the relevant calendar month. The format of such 18 month-forecasts shall be comprised of a 12 month-forecast together with 2 quarterly forecasts. The first calendar quarter of such 18 month-forecast shall be a binding purchase commitment of LIGAND. In addition to the obligation of LIGAND regarding rolling 18 month-forecasts outlined herein, LIGAND shall provide ELAN with rolling 3 years' forecasts on 1st August of each year of this Agreement.

9.9 Subject to the agreement of ELAN, the 12 month forecasts (other than for LAUNCH STOCKS) may increase or decrease from one quarter to the next, provided, however, ELAN shall not be obligated to produce an amount of PRODUCT which differs by more than [**********] in terms of volume of PRODUCT ordered as compared to the preceding quarter. Notwithstanding the foregoing, ELAN will use its reasonable efforts to fulfil LIGAND's requirements in excess of forecasted amounts, but shall not be obliged to meet such requirements if it is not reasonably practicable to do so provided that ELAN shall supply the PRODUCT so ordered but not immediately available as soon thereafter as reasonably practicable.

9.10 The parties shall agree upon a minimum order quantity for the manufacture and supply of each dosage strength the PRODUCT. ELAN shall have the right to refuse to fulfil orders which do not conform with the provisions of this Clause 9.10. Where ELAN in its absolute discretion, fulfils any order which does not conform with the provisions of this Clause 9.10, the fulfillment of such order by ELAN shall not affect ELAN's right to refuse to fulfil any subsequent order which does not conform with the provisions hereof.

9.11 Save as otherwise agreed between the parties, delivery of consignments of PRODUCT shall be effected by ELAN EX-WORKS the manufacturing facility designated by ELAN. Risk of loss of or damage to any consignment of the PRODUCT shall pass to LIGAND when each such consignment of the PRODUCT is loaded onto the vehicle of LIGAND's agent on which it is to be despatched from the manufacturing facility designated by ELAN. LIGAND shall fully insure or procure the insurance of all consignments of the PRODUCT from the time when risk passes as aforesaid and shall produce the supporting insurance when requested by ELAN.

9.12 All claims for failure of any delivery of the PRODUCT to conform to the SPECIFICATIONS under Clause 14 shall be made by LIGAND to ELAN in writing within [******] following delivery except in the case of latent defects. Claims for latent defects, which could not reasonably have been discovered during the routine testing protocol (to be agreed by LIGAND and ELAN), shall be made by LIGAND to ELAN in writing within [******] of discovery. Failure to make timely claims in the manner prescribed shall constitute acceptance of the delivery.

9.13 PRODUCT which has been delivered and which has been shown within the period designated in Clause 9.12 not to conform to the SPECIFICATIONS where such non-conformity is attributable to negligent acts or omissions of ELAN shall be replaced at ELAN's cost within [******] of the receipt by ELAN of the failed PRODUCT except where such non-conformity is attributable to negligent acts or omissions of LIGAND.

9.14 In the event of an unresolved dispute as to conformity of the PRODUCT with the SPECIFICATIONS, the parties shall within 30 days appoint an independent first class laboratory to undertake the relevant testing and its findings shall be conclusive and binding upon the parties. All costs relating to this process shall be borne solely by the unsuccessful party. In the event that the parties should fail to agree a mutually acceptable independent laboratory within such 30 day period, the Head of the School of Pharmacy, Trinity College, Dublin, Ireland shall be entrusted with appointing such independent laboratory.

9.15 In the event that ELAN fails to deliver to LIGAND a significant portion of an order of PRODUCT for a period exceeding [******] from the due delivery date therefor, or there are [***************************************] are caused by the supplier of the COMPOUND or other raw materials or due to the applicable governmental imposed quota system for the COMPOUND), ELAN shall, if requested by LIGAND, meet with LIGAND as soon as possible thereafter to discuss the reasons for the [******] and outline to LIGAND its plans to remedy the situation. If following such meeting, or further meetings which may be agreed by the parties, the parties agree that ELAN is unlikely to remedy the situation within 90 days of the last such meeting, upon written request by LIGAND, ELAN shall for so long as such conditions exist:

     9.15.1 grant to LIGAND a production licence in the applicable country or countries of the TERRITORY so that LIGAND may manufacture the relevant PRODUCT without infringing any of the ELAN INTELLECTUAL PROPERTY. Any such licence shall apply only in regard to the relevant PRODUCT as well as to the applications of technology derived from the ELAN PATENT RIGHTS related to its use with such PRODUCT;

     9.15.2 provide LIGAND with any technical data incorporated in the ELAN KNOW-HOW, including but not limited to, access to the CMC SECTION, to give effect to the provisions of Clause 9.15.1 and ELAN shall promptly provide to LIGAND the documentation constituting the required material support, more particularly practical performance advice, shop practice, specifications as to materials to be used and control methods; and

     9.15.3 assist LIGAND with the working up and use of the technology and with the training of LIGAND's personnel to the extent which may reasonably be necessary in relation to the manufacture of the PRODUCT by LIGAND. In this regard, ELAN will receive LIGAND's scientific staff in its premises for certain periods, the term of which will be agreed by the parties.

          For the avoidance of doubt, the parties confirm that a royalty of [**********] shall be payable by LIGAND to ELAN on sales of PRODUCT manufactured by LIGAND hereunder.

9.16 When ELAN has remedied the cause of its failure to satisfy LIGAND's requirements and is once again able to fulfil its obligations to supply the PRODUCT, LIGAND shall cease manufacturing the PRODUCT and shall resume purchasing the PRODUCT exclusively from ELAN pursuant to the terms of this Agreement provided that LIGAND shall be entitled to manufacture the PRODUCT for such period as is [*************] to enable LIGAND to [*************] by LIGAND in establishing its manufacturing capability for the PRODUCT prior to commercial production of the PRODUCT as provided for in this Clause 9.16. To the extent LIGAND's FULLY ALLOCATED COST of manufacturing the PRODUCT is [*************] to which ELAN would be entitled to under Clause 10.3.1, such [*************] of LIGAND's FULLY ALLOCATED COST expended in establishing such manufacturing capability for the PRODUCT. Furthermore, the royalty payable by LIGAND to ELAN pursuant to Clause 9.15 on sales of PRODUCT manufactured by LIGAND shall be [*********] from [**********] to [**********]. Such [*********] in the royalty shall be
     [*********] towards [*********] of such FULLY ALLOCATED COST [*********] by LIGAND establishing such manufacturing capability for the PRODUCT. At such time LIGAND [*********] such FULLY ALLOCATED COST from the [*********] price of PRODUCT and the reduction in royalty payments, the royalty payable pursuant to Clause 9.15 shall revert to [**********]. Upon cessation of manufacture by LIGAND under this Clause 9.16, the production licence granted by ELAN to LIGAND under Clause 9.15 shall automatically terminate.

9.17 In manufacturing the PRODUCT under Clause 9.15, LIGAND shall be responsible for all process and equipment validation required by the FDA and the regulations thereunder and shall take all steps reasonably necessary to pass government inspection by the FDA.

9.18 At any time during the INITIAL PERIOD, ELAN shall be entitled to notify LIGAND of its intention to cease manufacture of the PRODUCT due to poor economic return on the PRODUCT, provided, however, that such notice is given to LIGAND at least [**********] prior to the date ELAN intends to cease manufacturing the PRODUCT. In such event, ELAN shall grant LIGAND a production licence in accordance with Clauses 9.15 and 9.17. For the avoidance of doubt, the parties confirm that a royalty of

          [**********] shall be payable by LIGAND to ELAN on sales of PRODUCT manufactured by LIGAND hereunder.

9.19 ELAN will grant to [**********] or any other subsidiaries of ELAN, as necessary or appropriate, a licence of the ELAN PATENTS and ELAN KNOW-HOW and other intellectual property rights necessary for such company or companies to manufacture the PRODUCT in accordance with the terms of this Agreement.

                        CLAUSE 10 - FINANCIAL PROVISIONS

10.1 Licence Royalties:

     10.1.1 In consideration of the licence of the ELAN PATENTS granted to LIGAND under this Agreement, LIGAND shall pay to ELAN the following amounts:-

          (1) $5 million in cash or in shares of Common Stock of LIGAND, par value $.001 per share (the "Common Stock") (valued at $11.65 per share), at LIGAND's option, upon the execution of the Agreement by both parties;

          (2) $10 million in cash, or at LIGAND's option, in cash through an increase in the issue amount of the CONVERTIBLE NOTE, upon the execution of the Agreement by both parties;

          (3) [**********] in cash or in shares of Common Stock of LIGAND (valued at a price per share equal to the average of the CLOSING PRICE of the Common Stock for the 5 consecutive trading days immediately prior to the required payment date thereof), at LIGAND's option, upon submission of the NDA for the PRODUCT in the U.S.A.; and

          (4) [**********] in cash or in shares of Common Stock of LIGAND (valued at a price per share equal to the average of the CLOSING PRICE of the Common Stock for the 5 consecutive trading days immediately prior to the required payment date thereof), at LIGAND's option, upon the NDA APPROVAL of the PRODUCT in the U.S.A.

     10.1.2. In the event that LIGAND elects to issue shares of the Common Stock pursuant to Clause 10.1.1(1), (3) or (4) or the CONVERTIBLE NOTE pursuant to Clause 10.1.1(2), each such issuance shall be made pursuant to, and subject to the terms and conditions set forth in, the PURCHASE AGREEMENT. Nothing in this Agreement shall relieve LIGAND from its obligations to make the payments set forth in Clauses 10.1.1(1), (2), (3), or (4), in cash, in the event that any of the applicable conditions set forth in the PURCHASE AGREEMENT are not satisfied or waived on or prior to the required payment date thereof; provided however, that in the event that LIGAND elects to issues shares of Common Stock pursuant to Clause 10.1.1.(1), (3) or (4) and ELAN is unable to satisfy the conditions to such issuance as set forth in the PURCHASE AGREEMENT or if such conditions have not been waived by LIGAND, as the case may be, LIGAND and ELAN shall negotiate in good faith to agree upon customary terms and conditions which will enable LIGAND to issue such shares pursuant to a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D thereunder, including the giving by ELAN, to the extent possible, of representations and warranties in connection therewith.

10.2 Additional Assistance and Work:

     In the event that work or technical assistance beyond that specified in
     Schedule 3 ("ADDITIONAL WORK") is requested by LIGAND, or is necessary to complete the development of the PRODUCT, LIGAND shall reimburse ELAN in respect of the cost of such ADDITIONAL WORK requested by LIGAND or required pursuant to the terms of this Agreement provided that:

     10.2.1 where ELAN conducts ADDITIONAL WORK under Clause 10.2, ELAN's charges for such work shall be ELAN's [**********] except where ELAN is supervising any clinical studies for LIGAND, ELAN's charges for such supervisory work shall be ELAN's [**********].

     10.2.2 payment for all ADDITIONAL WORK carried out by ELAN hereunder shall be effected in U.S. Dollars within [**********] of the date of receipt of the relevant invoice for completed ADDITIONAL WORK.

10.3 Price of PRODUCT:

     10.3.1 The price of the PRODUCT to be charged by ELAN to LIGAND for commercial sale shall be :

          (1)  [**********] of NSP for the [**********] in the TERRITORY;

          (2)  [**********] of NSP for the [**********] in the TERRITORY; and

          (3) [**********] of NSP for [**********] during the INITIAL PERIOD of the Agreement.

               Said price shall apply to PRODUCT supplied EX WORKS ELAN's facility to LIGAND. Notwithstanding the other provisions of this Agreement, ELAN shall in no circumstances be obliged to supply PRODUCT to LIGAND for commercial sale at less than [**********] ("FLOOR PRICE").

     10.3.2 The price of the PRODUCT to be charged to LIGAND for supplies of PRODUCT for distribution as [**********] promotional samples (including an indigent patient program not to exceed [**********] of PRODUCT sold IN MARKET by LIGAND in each country of the TERRITORY) in its marketing of the PRODUCT shall be equivalent to [**********] which price shall apply to PRODUCT supplied EX WORKS ELAN's facility to LIGAND.

     10.3.3 ELAN shall supply the PRODUCT to LIGAND at the [**********]. The purchase price of the PRODUCT may be adjusted by ELAN each calendar quarter with the understanding that such purchase price is intended to represent the [**********].

     10.3.4 Within 45 days of the end of each calendar quarter, LIGAND shall notify ELAN of the NSP of PRODUCT for that previous calendar quarter and pay to ELAN the excess of: (i) the percentage of NSP of PRODUCT for that previous calendar quarter calculated in accordance with Clause 10.3.1. over (ii) the [**********] paid by LIGAND for such PRODUCT pursuant to Clause 10.3.4.

     10.3.5 Payment for all PRODUCT supplied by ELAN to LIGAND shall be made in $ within [****] of the date of the relevant invoice.

     10.3.6 All prices for the PRODUCT are exclusive of any applicable value added or any other sales tax, for which LIGAND will be additionally liable.

     10.3.7 In the event that LIGAND shall sell the PRODUCT together with other products of LIGAND to third parties (by the method commonly known in the pharmaceutical industry as "bundling") and the price attributable to the PRODUCT is less than the average price of "arms length" sales to similar customers for the reporting period in which sales occur (such sales to be excluded from the calculation of the average price of "arms length" sales), NSP for any such sales shall be the average price of "arms length" sales by LIGAND to similar customers in the country where such bundling occurs during the reporting period in which such sales occur.

     10.3.8 For the avoidance of doubt the parties agree that if for whatever reason the PRODUCT supplied by ELAN to LIGAND is not sold by LIGAND, payment to ELAN for such PRODUCT shall nonetheless be effected at [**********].

                    CLAUSE 11 - PAYMENTS, REPORTS AND AUDITS

11.1 LIGAND shall keep true and accurate records of gross sales of the PRODUCT, the items deducted from the gross amount in calculating the NSP, the NSP and the royalties payable to ELAN under Clause 10. LIGAND shall deliver to ELAN a written statement ("the STATEMENT") thereof within 45 days following the end of each calendar quarter, (or any part thereof in the first or last calendar quarter of this Agreement) for such calendar quarter. The STATEMENT shall outline on a country-by-country basis, the calculation of the NSP from gross revenues during that calendar quarter, the applicable percentage rate, and a computation of the sums due to ELAN (i.e. the price of the PRODUCT determined in accordance with Clause 10.3.1 less [**********]). The parties' financial officers shall agree upon the precise format of the STATEMENT.

11.2 Payments due on NSP of the PRODUCT based on sales amounts in a currency other than US Dollars shall first be calculated in the foreign currency and then converted to

     US Dollars on the basis of the exchange rate in effect for the purchase of US Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the sale of currency of the country of origin of such payment for the day prior to the date on which the payment by LIGAND is being made.

11.3 Any income or other taxes which LIGAND is required by law to pay or withhold on behalf of ELAN with respect to royalties and any other monies payable to ELAN under this Agreement shall be deducted from the amount of such NSP payments, royalties and other monies due. LIGAND shall furnish ELAN with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by ELAN. LIGAND shall promptly provide ELAN with a certificate or other documentary evidence to enable ELAN to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by LIGAND. The parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable LIGAND to make such payments to ELAN without any deduction or withholding.

11.4 All payments due hereunder shall be made to the designated bank account of ELAN in accordance with such timely written instructions as ELAN shall from time to time provide.

11.5 LIGAND shall pay interest to ELAN at the Prime Rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office on the date (or next to occur business day, if such date is not a business day) on which payment should have been made pursuant to the applicable provisions of this Agreement plus [****] on all late payments more than 10 days past due under this Agreement applicable from the date on which payment should have been made pursuant to the applicable provisions of this Agreement until the date of payment.

11.6 Where meetings of the PROJECT TEAM have ceased and where ELAN so requests to supplement the information available to ELAN at the meetings of the parties under Clause 8.7, LIGAND shall provide ELAN with annual sales reports outlining the status of the PRODUCT in the TERRITORY, including a report on the competitive position of the PRODUCT in its relevant market segment(s).

11.7 For the 180 day period following the close of each calendar year of the Agreement, ELAN and LIGAND will, in the event that the other party reasonably requests such access, provide each other's independent certified accountants (reasonably acceptable to the other party) with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to such party's books and records relating to the PRODUCT, solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for the calendar year then ended.

11.8 In the event of a discovery of a discrepancy which exceeds [***] of the amount due or charged by a party for any period, the cost of such accountants shall be borne by the audited party; otherwise, such cost shall be borne by the auditing party.

11.9 ELAN shall make (and where relevant shall procure that ELAN's subcontractor shall make) that portion of its manufacturing, testing or storage facility where PRODUCT is manufactured, tested or stored, including all record and reference samples relating to the PRODUCT available for inspection by LIGAND's duly qualified person or by the relevant governmental or regulatory authority. The investigation shall be limited to determining whether there is compliance with cGMP and other requirements of applicable law.

                      CLAUSE 12 - DURATION AND TERMINATION

12.1 This Agreement shall be deemed to have come into force on the EFFECTIVE DATE and, subject to the rights of termination outlined in this Clause 12 will expire on a country by country basis:

     12.1.1 on the [**********] of the date of the launch of the PRODUCT in the country concerned; or

     12.1.2 in any country upon the expiration of the life of the last to expire patent included in the ELAN PATENTS in that country;

          whichever date is later to occur ("the INITIAL PERIOD").

12.2 Not later than [**********] prior to the end of the INITIAL PERIOD on a country by country basis, ELAN and LIGAND shall enter into a long-term supply agreement upon terms and conditions to be mutually agreed between the parties. If the parties fail to enter into such a long-term supply agreement, ELAN shall grant LIGAND a licence to the ELAN KNOW-HOW to manufacture the PRODUCT for sale in the TERRITORY and access to the CMC SECTION of the NDA APPROVAL upon terms and conditions to be mutually agreed between the parties, including a [**********] on NSP of sales of such PRODUCT.

12.3 In addition to the rights of termination provided for elsewhere in this Agreement, either party will be entitled forthwith to terminate this Agreement by written notice to the other party if:

     12.3.1 that other party commits any material breach of this Agreement, and
          (A) in the case of a breach capable of cure, fails to cure the same within 60 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied or (B) in the case of a breach not capable of cure, the non-breaching party has a remedy at law;

     12.3.2 that other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

     12.3.3 an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party;

     12.3.4 any proceedings are filed or commenced by that other party under bankruptcy, insolvency or debtor relief laws or anything analogous to any of the foregoing under the laws of any jurisdiction occurs in relation to that other party, and such proceeding is not dismissed within 90 days;

12.4 For the purposes of Clause 12.3.1, a breach will be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

12.5 In further addition to the rights and termination provided for elsewhere in this Agreement, ELAN shall be entitled to terminate the licence granted to LIGAND under this Agreement for any country or countries of the TERRITORY in the event that:-

     12.5.1 LIGAND fails to effect any one of the commercial launches required by Clause 8 in accordance with the provisions thereof; or

     12.5.2 a TECHNOLOGICAL COMPETITOR of ELAN shall directly or indirectly, acquire [**********] or more of LIGAND's capital stock, or otherwise control or influence in any material respect the management or business of LIGAND, or

     12.5.3 any person or entity other than a TECHNOLOGICAL COMPETITOR shall acquire [**********] or more of the voting stock of LIGAND, or otherwise merge, consolidate or enter into any similar transaction (or binding agreement in respect thereof) with LIGAND; provided, however, that the foregoing shall not apply in relation to any exercise of any options by ELAN as contemplated herein or by the FINANCE AGREEMENTS.

                     CLAUSE 13 - CONSEQUENCES OF TERMINATION

13.1 Upon exercise of those rights of termination specified in Clause 12 or elsewhere in this Agreement, this Agreement shall, subject to the provisions of the Agreement which survive the termination of the Agreement automatically terminate forthwith and be of no further legal force or effect.

13.2 Upon termination of the Agreement by either party, or upon termination by ELAN of a licence for a particular country under Clause 12.5, the following shall be the consequences relating to the TERRITORY or the particular country, as applicable:

     13.2.1 any sums that were due from LIGAND to ELAN under the provisions of Clause 10 or otherwise howsoever prior to the exercise of the right to terminate this Agreement as set forth herein shall be paid in full within 30 days of termination of this Agreement and, subject to Clause 13.2.4, ELAN shall not be liable to repay to LIGAND any amount of money paid or payable by LIGAND to ELAN up to the date of the termination of this Agreement;

     13.2.2 all confidentiality provisions set out herein shall remain in full force and effect for a period of [******] from the date of termination of this Agreement;

     13.2.3 all responsibilities and warranties shall insofar are appropriate remain in full force and effect;

     13.2.4 the rights of inspection and audit shall continue in force for the period referred to in the relevant provisions of this Agreement;

     13.2.5 ELAN shall be entitled to research, develop and commercialise the PRODUCT for its own benefit in the TERRITORY or in the relevant country or countries of the TERRITORY;

     13.2.6 the licence granted by ELAN to LIGAND of the ELAN TRADEMARK under Clause 3.5 shall automatically terminate; and

     13.2.7 the option granted by ELAN to LIGAND to co-promote the PRODUCT in the Member States of the EU (excluding Ireland and Great Britain) under Clause 2.2.2. shall automatically terminate.

                       CLAUSE 14 - WARRANTY AND INDEMNITY

14.1 ELAN represents and warrants that it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by ELAN and constitutes a valid and legally binding agreement of ELAN enforceable against ELAN in accordance with its terms, except that
     (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

14.2 ELAN represents and warrants that it has the sole, exclusive and unencumbered right to grant the licences and rights herein granted to LIGAND, and that it has not granted any option, licence, right or interest in or to the ELAN PATENTS or ELAN KNOW-HOW to any third party which would conflict with the rights granted by this Agreement. ELAN also represents and warrants that none of the EXCLUDED PATENTS or EXCLUDED KNOW-HOW is necessary to import, use, offer for sale, sell and make or have made the PRODUCT. ELAN agrees to hold LIGAND harmless from any and all damages and reasonable out-of-pocket expenses and costs (including reasonable attorneys' fees) incurred or sustained by LIGAND as the result of any third party's challenges to ELAN's right to grant the licences and rights herein granted to LIGAND.

14.3 ELAN represents and warrants that the execution of this Agreement and the consummation of the transactions contemplated hereby will not breach or in any way conflict with the terms and conditions of any licence, contract, understanding or agreement, whether express, implied, written or oral between ELAN and any third party.

14.4 ELAN represents and warrants that no consent, approval, authorization or order of any court or governmental agency or body or third party is required for the execution and delivery by ELAN of this Agreement of the consummation by ELAN of the transactions contemplated hereby, except that no representation or warranty is made with repsect to filings required by the Hart-Scot Rodino Antitrust Improvements Act of 1976, as amended, upon issuance of shares of Common Stock of LIGAND pursuant to Clauses 10.1.1 (3) and (4) hereof.

14.5 ELAN represents and warrants that, once successfully developed, the PRODUCT supplied by ELAN to LIGAND under this Agreement will conform to:

     14.5.1 the SPECIFICATIONS;

     14.5.2 all applicable regulations and requirements of the FDA including the then cGMP regulations which apply to the manufacture and supply of the PRODUCT.

          EXCEPT AS EXPRESSLY STATED IN THIS CLAUSE 14, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING A WARRANTY AS TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PRODUCT ARE HEREBY EXCLUDED AND EXCEPT AS EXPRESSLY STATED IN THIS CLAUSE 14, ELAN SHALL NOT BE LIABLE IN CONTRACT, TORT OR OTHERWISE FOR ANY LOSS, DAMAGE, EXPENSE OR INJURY, ARISING OUT OF OR IN CONNECTION WITH THE PRODUCT OR ANY DEFECT IN THE PRODUCT OR FROM ANY OTHER CAUSE.

14.6 LIGAND represents and warrants that it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized , executed and delivered by LIGAND and constitutes a valid and legally binding agreement of LIGAND enforceable against LIGAND in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

14.7 LIGAND represents and warrants that the execution, delivery and performance by LIGAND of this Agreement and the consummation by LIGAND of the transactions contemplated hereby will not conflict with or constitute or result in a breach of or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which LIGAND is bound or to which any of its properties or assets is subject, except for any such conflict, breach, default, violation or event which would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities (contingent or otherwise, operations, condition (financial or otherwise), solvency, properties, prospects or material agreements of the LIGAND (any such event, a "Material Adverse Effect"), (ii) the certificate of incorporation or bylaws of LIGAND or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties of each of ELAN set forth in this Clause 14 of this Agreement and the accuracy of the representations and warranties of ELAN and Elan International Services, Ltd., set forth in Section 4 of the SECURITIES PURCHASE AGREEMENT of even date herewith) any statute, judgment, decree, order, rule or regulation applicable to LIGAND or any of its properties or assets, except for any such conflict, breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect.

14.8 LIGAND represents and warrants that no consent, approval, authorization or order of any court or governmental agency or body or third party is required for the execution and delivery by LIGAND of this Agreement of the consummation by LIGAND of the transactions contemplated hereby, except that no representation or warranty is made with repsect to filings required by the Hart-Scot Rodino Antitrust Improvements Act of 1976, as amended, upon issuance of shares of Common Stock of LIGAND pursuant to Clauses 10.1.1 (3) and (4) hereof.

14.9 LIGAND represents and warrants to ELAN that in the promotion, marketing, transporting, storing, handling, distributing and selling the PRODUCT hereunder:

     14.9.1 it will exercise all due skill, care and diligence in conducting such activities; and

     14.9.2 it will comply with the provisions of this Agreement, all FDA and other approvals, all applicable state and local regulatory approvals and all applicable laws, ordinances and regulations.

14.10 LIGAND represent and warrants that immediately after the consummation of the transactions contemplated by this Agreement. the fair value and present fair saleable value of the assets of LIGAND (on a consolidated basis) will exceed the sum of its stated liabilities and identified contingent liabilities; LIGAND (on a consolidated basis) is, nor will LIGAND (on a consolidated basis) be, after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby, (a) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (b) unable to pay its debts (contingent or otherwise) as they mature or (c) otherwise insolvent.

14.11 ELAN is cognisant in all material respects of all applicable statutes, ordinances and regulations of the TERRITORY with respect to the manufacture of the PRODUCT including, but not limited to the FFDCA, including cGLP and cGMP. ELAN shall manufacture or procure the manufacture the PRODUCT in conformance with the SPECIFICATIONS and the relevant NDA or DMF and in a manner which complies in all material respects with such statutes, ordinances, regulations and practises.

14.12 Each of the parties shall indemnify, defend and hold harmless the other party from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) to which the other party is or may become liable insofar as they arise out of any breach by the first party of any of its obligations or warranties under this Agreement.

14.13 ELAN represents and warrants that, as of the date of this Agreement, to the best of its knowledge and belief, that making, using or selling the PRODUCT would not infringe any patent of any third party in the TERRITORY.

14.14 As a condition of obtaining an indemnity in the circumstances set out in Clauses 14.5, 14.6 and 14.9, the party seeking an indemnity shall:

     14.14.1 fully and promptly notify the other party of any claim or proceedings, or threatened claim or proceedings;

     14.14.2 permit the indemnifying party to take full control of such claim or proceedings;

     14.14.3 assist in the investigation and defence of such claim or proceedings;

     14.14.4 not compromise or otherwise settle any such claim or proceedings without the prior written consent of the other party, which consent shall not be unreasonably withheld; and

     14.14.5 take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

14.15 Notwithstanding anything to the contrary in this Agreement, ELAN and LIGAND shall not be liable to the other by reason of any representation or warranty, condition or other term or any duty of common law, or under the express terms of this Agreement, for any consequential or incidental or punitive loss or damage (whether for loss of profits or otherwise) and whether occasioned by the negligence of the respective parties, their employees or agents or otherwise.

                  CLAUSE 15 - ADVERSE EVENTS AND PRODUCT RECALL

15.1 Each party shall notify the other party promptly:

     15.1.1 of any complaints from third parties reported to such party involving any serious and unexpected adverse reactions resulting from the use of the PRODUCT; and

     15.1.2 of any potential recall of the PRODUCT by any governmental authority.

15.2 LIGAND and ELAN shall establish a procedure for formal adverse event handling and reporting. It is envisaged that LIGAND shall be responsible for furnishing post-marketing reports to ELAN and where applicable, ELAN will be responsible for furnishing such reports to the FDA. LIGAND and ELAN shall keep each other informed and shall copy the other party with all communications with the FDA and other relevant regulatory agencies with respect to the PRODUCT.

15.3 In the event of any recall of the PRODUCT, as suggested or requested by any governmental authority:

     15.3.1 LIGAND shall perform the recall of the PRODUCT in the TERRITORY and save as provided in Clause 15.3.2, [**********].

     15.3.2 If the recall arises from ELAN's negligent acts or omissions in manufacturing the PRODUCT, the recall costs [**********] provided that LIGAND [**********] of the PRODUCT [**********].

          In the event that ELAN [**********] hereunder, ELAN shall be entitled but shall not obliged to [**********] of the PRODUCT described in Clause 15.3.1 and LIGAND shall provide ELAN [**********] by ELAN.

     15.3.3 Neither party shall be liable to the other party or to any third party for consequential or incidental damages which may arise as a result of the recall of the PRODUCT.

15.4 In the event that ELAN exercises its option pursuant to Clause 2.2, the parties shall review, and if appropriate, negotiate and amend the provisions of Clause 15, as appropriate.

                      CLAUSE 16 - MISCELLANEOUS PROVISIONS

16.1 Secrecy:

     16.1.1 Any information, whether written or oral (oral information shall be reduced to writing within one month by the party giving the oral information and the written form shall be furnished to the other party) pertaining to the PRODUCT that has been or will be communicated or delivered by ELAN to LIGAND, or by LIGAND to ELAN, including, without limitation, trade secrets, business methods, and cost, supplier, manufacturing and customer information, shall be treated by LIGAND and ELAN, respectively, as confidential information, and shall not be disclosed or revealed to any third party whatsoever or used in any manner except as expressly provided for herein; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth herein to the extent that such confidential information:

          (1) is available to the public in public literature or otherwise, or after disclosure by one party to the other becomes public knowledge through no default of the party receiving such confidential information; or

          (2) was known to the party receiving such confidential information prior to the receipt of such confidential information by such party, whether received before or after the date of this Agreement; or

          (3) is obtained by the party receiving such confidential information from a third party not subject to a requirement of confidentiality with respect to such confidential information; or

          (4) is required to be disclosed pursuant to: (A) any order of a court having jurisdiction and power to order such information to be released or made public; or (B) any lawful action of a governmental or regulatory agency provided that each party shall notify the other in writing of any disclosure of information required hereunder prior to such disclosure.

     16.1.2 Each party shall take in relation to the confidential information of the other party all such precautions as it normally takes with its own confidential information to prevent any improper disclosure of such confidential information to any third party; provided, however, that such confidential information may be disclosed within the limits required to obtain any authorisation from the applicable FDA or any governmental or regulatory agency or, with the prior written consent of the other party, which shall not be unreasonably withheld, or as may otherwise be required in connection with the purposes of this Agreement.

     16.1.3 LIGAND agrees that it will not use, directly or indirectly, any ELAN KNOW-HOW, or other confidential information disclosed to it by ELAN or obtained by it from ELAN pursuant to this Agreement, other than as expressly provided herein.

     16.1.4 Neither party will publicise the existence of this Agreement in any way without the prior written consent of the other party subject to the disclosure requirements of applicable laws and regulations. In the event that either party wishes to make an announcement concerning the Agreement, that party will seek the consent of the other party. The terms of any such announcement shall be agreed in good faith.

     16.1.5 At the request of a party in writing, the other party shall not disseminate any public announcement for a period of 60 days from the receipt of such request regarding this Agreement or the transactions contemplated hereby or regarding such requesting party, without such requesting party's consent, which shall not be unreasonably withheld, provided, however, a party may disseminate a public announcement regarding the foregoing if such party obtains an opinion of independent counsel that such party is obligated by law to disseminate such information to the public.

16.2 Specific Performance:

     Each of ELAN and LIGAND acknowledges and agrees that in the event either party materially breaches an obligations under this Agreement which can be specifically performed, the aggrieved party shall be entitled to seek specific performance of this Agreement and to enjoin any continuing breach of this Agreement (without the necessity of proving actual damages and without posting bond or other security), in addition to any other remedy which such aggrieved party may be entitled to at law or in equity and each of ELAN and LIGAND will waive the defence in any action for specific performance or other equitable relief that a remedy at law would be adequate or that the services provided hereunder are personal in nature.

16.3 Assignments/Sub-contracting:

     Neither party shall be permitted to assign or sub-licence any of its rights under this Agreement without the prior written consent of the other; provided that ELAN and LIGAND may assign this Agreement to an AFFILIATE without such consent provided that such assignment has no adverse tax implications for the other party and provided further that such assigning party is not relieved of its obligations hereunder. Notwithstanding the foregoing, but subject to ELAN's right to terminate this Agreement in Clause 12.5.3, LIGAND may transfer or assign its rights under this Agreement without the prior written consent of ELAN to a person that acquires all or substantially all of the assets or capital stock of LIGAND, provided that such assignment has no adverse tax implications for ELAN under this Agreement (but not in connection with the transfer of Shares of Common Stock of LIGAND granted to ELAN pursuant to this Agreement or the Securities Purchase Agreement). ELAN shall also have the right to subcontract all or any portion of the manufacturing or packaging of the PRODUCT to one or more third parties. LIGAND shall also have the right to subcontract all or any of its obligation regarding development of the PRODUCT. Each party shall be responsible for the acts and/or omissions of its respective AFFILIATES and subcontractors.

16.4 Parties bound:

     This Agreement shall be binding upon and enure for the benefit of parties hereto, their successors and permitted assigns.

16.5 Severability:

     If any provision in this Agreement is agreed by the parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

     16.5.1 such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be deleted, with effect from the date of such agreement or such earlier date as the parties may agree; and

     16.5.2 the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

16.6 Force Majeure:

     Neither party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, non-availability of raw materials, but any such delay or failure shall be remedied by such party as soon as practicable.

16.7 Relationship of the parties:

     Nothing contained in this Agreement is intended or is to be construed to constitute ELAN and LIGAND as partners or members of a joint venture or either party as an employee of the other. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

16.8 Amendments:

     No amendment, modification or addition hereto shall be effective or binding on either party unless set forth in writing and executed by a duly authorised representative of both parties.

16.9 Waiver:

     No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

16.10 No effect on other agreements:

     This Agreement supersedes that certain Letter of Intent dated September 28, 1998 between the parties as such Letter of Intent relates to the subject matter hereof. Except as limited by the foregoing sentence, no provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the parties unless specifically referred to, and solely to the extent provided, in any such other agreement.

16.11 Governing law and jurisdiction:

     This Agreement is construed under and ruled by the laws of New York. For the purposes of this Agreement the parties submit to the non-exclusive jurisdiction of the courts of New York.

16.12 Notice:

     16.12.1 Any notice or communications to be given under this Agreement shall be written in English and shall be sufficiently given if delivered personally or sent by nationally recognised overnight delivery service, or telecopier (receipt confirmed), addressed as follows:

                      ELAN at

                      Elan Corporation, plc.
                      Lincoln House
                      Lincoln Place
                      Dublin 2
                      Ireland.

                      Attention:    Vice-President & General Counsel,
                      Elan Pharmaceutical Technologies

                      Telephone:    353 1 7094000

                      Telefax:      353 1 6624960

                      LIGAND at

                      Ligand Pharmaceuticals Incorporated
                      10275 Science Center Drive
                      San Diego
                      California 92121
                      USA.

                      Attention:  General Counsel

                      Telephone:    (619) 550-7500

                      Telefax:      (619) 550-7506

                      or to such other address(es) and telecopier numbers as may from time to time be notified by either party to the other hereunder.

     16.12.2 Any notice sent by mail shall be deemed to have been delivered within 7 working days after dispatch and any notice sent by telecopy shall be deemed to have been delivered within 24 hours of the time of the despatch. Notice of change of address shall be effective upon receipt.

IN WITNESS of which the parties have executed this Agreement.

Executed by LIGAND on November  , 1998

By :      /s/ William L. Respess
          ----------------------------------

Name:     William L. Respess
          ----------------------------------
          Senior Vice President General
Title:    Counsel, Government Affairs



Executed by ELAN on November  , 1998

By:       /s/ Liam Daniel
          ---------------------------------

Name:     Liam Daniel
          ---------------------------------
Title:    Group Vice President, Finance

                                   SCHEDULE 1



                                  ELAN PATENTS



[**********]                        [**********]

[**********]                        [**********]

[**********]                        [**********]

                                   SCHEDULE 2



                                 SPECIFICATIONS

                                   SCHEDULE 3

                                 CLINICAL TRIALS

                                                             [**********]